Exhibit 5

Phillips Petroleum Company Letterhead
Legal



                              January 11, 2002




Phillips Petroleum Company
Phillips Building
Bartlesville, Oklahoma 74004

Dear Sirs:

     At your request I have examined Phillips Petroleum Company's Post-Effective Amendment No. 3 on Form S-8 ("Post-Effective Amendment") to the Registration Statement on Form S-4 (Registration No. 333-55932) (the "Registration Statement"), being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the issuance of up to 4,710,345 shares of common stock, $1.25 par value, of Phillips Petroleum Company (the "Common Stock"), that may be issued upon exercise of options converted under the terms of an Agreement and Plan of Merger dated as of February 4, 2001, from Tosco Corporation common stock options under various stock incentive plans.

     In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of such corporate records of Phillips Petroleum Company (the "Company"), agreements and other instruments, certificates of public officials and of officers of the Company and other instruments and documents as I have deemed necessary to require as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon statements of officers of the Company.

     On the basis of the foregoing, I advise you that in my opinion the Common Stock, when issued, has been duly authorized for issuance and, subject to the completion of the filing of the Post-Effective Amendment under the Securities Act and to compliance with any applicable state securities or Blue Sky laws, will be when exchanged legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                            /s/ Steven A. Holland

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